                                                                    EXHIBIT 99.1

                              [P-COM LETTERHEAD]



P-Com, Inc. Announces Results for First Quarter of 1999 and the Appointment of Robert E. Collins as CFO

        Business Editors & High Tech Writers

        CAMPBELL, Calif.--(BUSINESS WIRE)--April 22, 1999--P-Com, Inc. (Nasdaq/NMS:PCMS - news), reported results for its first quarter ended March 31, 1999 with net sales of $38.0 million, a 35% decrease from $58.6 million in net sales for the first quarter of 1998.

        The Company's net loss was $5.8 million for the first quarter of 1999, as compared to a net loss of $5.1 million for the comparable period last year, as restated. The net loss per diluted share was $0.12, in both quarters, with weighted average common and common equivalent shares of 49.0 million and 43.0 million for the first quarter of 1999 and 1998, respectively.

        During the first quarter of 1999, the Company exchanged $25.5 million principal amount of its 4 1/4% Convertible Subordinated Notes due 2002, for 2,792,257 shares of its Common Stock. This exchange resulted in an extraordinary gain of $7.3 million, which is included in the results for the first quarter of 1999.

        During the first quarter of 1998, the Company incurred an acquired in-process research and development charge ("IPR&D") of $15.4 million associated with the acquisition of the Wireless Communications Group of Cylink Corporation (the "Cylink Wireless Group"), which is included in the net loss for the first quarter of 1998.

        Based on guidelines published by the Securities and Exchange Commission, the Company re-evaluated its first quarter 1998 IPR&D charge taken in connection with its acquisition of the Cylink Wireless Group. Although the first quarter of 1998 results, including the original IPR&D charge, were reported in accordance with then established accounting practice and the valuation provided by the Company's independent appraiser, the Company evaluated this charge and responded to new guidance from the Securities and Exchange Commission regarding in-process research and development charges. As a result, the Company restated its first quarter 1998 results of operations by decreasing the IPR&D charge which resulted in a reduction to the loss in the first quarter of 1998 and an increase in goodwill and other assets and related amortization expense.

        P-Com's Chairman and Chief Executive Officer George P. Roberts said, "We remain optimistic that our new radio products and services have us well positioned to take advantage of the upturn in the industry."

        To strengthen the executive team, the Company has appointed Robert E. Collins as Chief Financial Officer and Vice President, Finance and Administration of the Company. Mr. Collins' prior experience includes serving as Chief Financial Officer at Zilog, Inc., and ChemTrak, Inc., both publicly traded companies. He has also held several senior financial positions at Syntex Corporation, including the position of Treasurer.

        "We are very pleased to welcome a person with Bob's extensive business knowledge and broad financial background to the P-Com team," said George Roberts, P-Com's Chairman and Chief Executive Officer. "This is a timely addition and I look forward to working with Bob as we continue to move the Company forward."

        Michael J. Sophie, P-Com's former CFO and Vice President of Finance, is being assigned to the position of Group President of the recently formed Wireless Access Group ("WAG"). "Mike's work with P-Com over the last five years as CFO has fully prepared him for the general management duties and the P&L responsibilities for the group," stated George Roberts, P-Com's Chairman and Chief Executive Officer. "It is especially gratifying for me to see Mike have the opportunity to move into this important operational role."

        P-Com, Inc. develops manufactures and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system and program planning and management, path design and installation.

        Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, reliance upon subcontractors, fluctuations in customer demand and commitments, both in timing and volume, introduction of new products, commercial acceptance and viability of new products and expenses associated therewith, cancellations of orders without penalties, pricing and competition, the Company's ability to have available an appropriate amount of production capacity in a timely manner, the ability of the Company's customers to finance their purchases of the Company's products and/or services, the timing of new technology and product introductions, the risk of early obsolescence and the pending stockholder class action lawsuits. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

        P-Com, Inc., with world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, Poland, Mexico, and China, is an ISO 9001 certified company. For additional information, contact P-Com at:

P-Com, Inc. - 3175 S. Winchester Boulevard - Campbell, CA 95008 - USA
              TEL: 408/866-3666 - FAX: 408/866-3655

                                  P-COM, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                             March 31,      December 31,
                                                1999           1998
ASSETS                                       (unaudited)
                                             ----------     ----------
 Current assets:
  Cash and cash equivalents                    $ 20,884       $ 29,241
  Accounts receivable, net                       44,712         50,533
  Inventory                                      75,447         79,026
  Prepaid expenses and notes
   receivable                                    21,730         21,949
                                             ----------     ----------
   Total current assets                         162,773        180,749

 Property and equipment, net                     49,153         52,086

 Deferred income taxes                            8,317          9,678

 Goodwill and other assets                       70,279         71,845
                                             ----------     ----------
                                               $290,522       $314,358
                                             ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                             $ 30,568       $ 39,618
  Accrued employee benefits                       3,779          3,345
  Other accrued liabilities                       8,188         10,318
  Notes payable                                  46,325         46,360
                                             ----------     ----------
   Total current liabilities                     88,860         99,641
                                             ----------     ----------
 Long-term debt                                  68,385         92,769
                                             ----------     ----------
 Series B Mandatorily Redeemable
  Convertible Preferred Stock                    13,559         13,559
                                             ----------     ----------

 Mandatorily Redeemable Common
  Stock Warrants                                  1,839          1,839
                                             ----------     ----------

 Stockholders' equity:
  Common Stock                                        5              5
  Additional paid-in capital                    163,488        145,246
  Accumulated deficit                           (44,575)       (38,783)
  Accumulated other comprehensive
   income                                        (1,039)            82
                                             ----------     ----------
   Total stockholders' equity                   117,879        106,550
                                             ----------     ----------
                                               $290,522       $314,358
                                             ==========     ==========

                                P-COM, INC.
               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands, except per share data)
                                (unaudited)

                                      Three months ended March 31,
                                           1999           1998
                                                       (restated)
                                      ------------    ------------
Sales                                    $  38,048         $58,637
Cost of sales                               26,648          33,512
                                      ------------    ------------

Gross profit                                11,400          25,125
                                      ------------    ------------

Operating expenses:
  Research and development                   9,640           7,728
  Selling and marketing                      5,135           4,225
  General and administrative                 5,701           3,958
  Goodwill amortization                      2,054             631
  Acquired in-process research
   and development                              --          15,442
                                      ------------    ------------
   Total operating expenses                 22,530          31,984
                                      ------------    ------------

Loss from operations                       (11,130)         (6,859)
Interest and other income
 (expense), net                             (1,946)           (864)
                                      ------------    ------------

Loss before extraordinary item
 and income taxes                          (13,076)         (7,723)
Provision (benefit) for income
 taxes                                          --          (2,626)
                                      ------------    ------------

Loss before extraordinary item             (13,076)         (5,097)

Extraordinary item: retirement
 of Notes                                    7,284              --
                                      ------------    ------------

Net loss                                  $ (5,792)        $(5,097)
                                      ============    ============


Basic loss per share:
  Loss before extraordinary
   item                                   $  (0.27)        $ (0.12)
  Extraordinary item                          0.15              --
                                      ------------    ------------
  Net loss                                $  (0.12)        $ (0.12)
                                      ============    ============

Diluted loss per share:
  Loss before extraordinary item          $  (0.27)        $ (0.12)
  Extraordinary item                          0.15              --
                                      ------------    ------------

  Net loss                                $  (0.12)        $ (0.12)
                                      ============    ============

Shares used in per share
 computations
  Basic                                     48,198          42,951
                                      ============    ============
  Diluted                                   48,198          42,951
                                      ============    ============

  Contact:  P-Com, Inc.
            Robert Collins or Michael Sophie, 408/866-3666